
                                                  EXHIBIT (11)
                                              SUNSTATES CORPORATION
                                            STATEMENT RE COMPUTATIONS
                                              OF PER SHARE EARNINGS
                                                   (a) Primary
                                                   (UNAUDITED)

                                             For the Six Months Ended
                                                   JUNE 30,
                                                           1995           1994

 Shares used in calculations:
   Weighted average common shares outstanding           786,342        961,402
   Weighted average Class B Shares at
    24.375 to 1 and 21.125 to 1 conversion
    rate in 1995 and 1994, respectively               1,703,072      1,738,356
   Shares issuable upon conversion of
    warrants and options                                     *              *
                                                      ---------      ---------
   Adjusted weighted average shares outstanding       2,489,414      2,699,758
                                                      =========      =========

 Net income (loss)                                $ (8,540,012)    (2,188,775)
 Preferred Stock dividends                            (543,913)      (606,167)
                                                     ---------      ---------
 Adjusted net income (loss)                       $ (9,083,925)    (2,804,942)
                                                     =========      =========

 Primary net income (loss) per share and common
  share equivalent (adjusted net income divided
  by adjusted weighted average common and
  equivalent shares outstanding)                       $ (3.65)        (1.04)
                                                          ====          ====

 *Anti-dilutive in 1994. All warrants and options outstanding expired prior to January 1, 1995.

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

                                                  EXHIBIT (11)
                                              SUNSTATES CORPORATION
                                            STATEMENT RE COMPUTATIONS
                                              OF PER SHARE EARNINGS
                                                (b) Fully diluted
                                                   (UNAUDITED)

                                                           For the Six
                                                           Months Ended
                                                               June 30,
                                                                 1994

 Shares used in calculations:
   Weighted average common shares outstanding                   961,402
   Weighted average Class B Shares at
    24.375 to 1 conversion rate**                             1,738,356
   Shares issuable upon conversion of warrants and options        *
                                                              ---------
   Adjusted weighted average shares outstanding               2,699,758
                                                              =========


 Net income (loss)                                         $(2,188,775)
 Preferred Stock dividends                                    (606,167)
                                                             ---------
 Adjusted net income (loss)                                $(2,699,758)
                                                             =========

 Primary net income (loss) per share and common
   share equivalent (adjusted net income divided
   by adjusted weighted average common and
   equivalent shares outstanding)                               $(1.04)
                                                                  ====

 *Anti-dilutive

 ** 21.125 to 1 in 1994 due to anti-dilutive effect in that year.

 Note - Beginning January 1, 1995, the Company no longer has any outstanding options or warrants and the Class B Stock has reached its maximum conversion ratio of 24.375 to 1. Accordingly, the Company no longer has a capital structure which could result an any additional dilution of the Common and Class B shareholders.

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